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Exhibit 99.1

Kelly Services Names Adderley as Non-Executive Chairman

•	Camden continues as President and Chief Executive Officer

•	Istock appointed Lead Director

TROY, Mich., (May 10, 2006) - Kelly Services, Inc. (Nasdaq: KELYA, KELYB) announced today that its Board of Directors has named Terence E. Adderley as non-executive chairman of the board and Verne G. Istock as Lead Director. The action reflects the recovery in the health of Mr. Adderley, who experienced a cardiac incident February 8.

“We are thankful that Terry has recovered and that the strong, global organization he has led will once again benefit from his advice and counsel,” said Carl T. Camden, who continues as President and Chief Executive Officer, the position to which he was named February 27 under the company’s succession plan.

Mr. Adderley said, “I am grateful to Carl, Verne and the rest of the board and management team for their seamless stewardship of Kelly Services during my hospitalization and recovery. I am also very pleased to once again be able to contribute to the success of a company that means so much to me.”

Mr. Adderley joined Kelly in 1958 as manager of the company’s Louisville, Kentucky, office. He was elected vice president of the company in 1961 and joined the board of directors in 1962. Mr. Adderley was elected executive vice president in 1965, president in 1967, chief executive officer in 1987 and chairman in 1998.

Before being named acting chief executive officer on February 9, Mr. Camden had served as president and chief operating officer and as a member of the Board of the Directors since November 2001. He joined Kelly in April 1995 as senior vice president, Corporate Marketing and was promoted to executive vice president, Marketing & Strategy in 1997. Mr. Camden was named executive vice president in charge of Field Operations, Sales & Marketing in 1998, and in April 2001 was promoted to executive vice president and chief operating officer.

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Mr. Istock, who had served as non-executive chairman of the board since February 27, is the former chairman, president and chief executive officer of First Chicago NBD Corporation and former chairman and president of Bank One Corporation, from which he retired in 2000. He also formerly served as a director of the Federal Reserve Bank of Chicago. He has been a member of the Kelly Services Board of Directors since 1991.

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

About Kelly Services

Kelly Services, Inc. (Nasdaq: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. Kelly operates in 30 countries and territories. Kelly provides employment to more than 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, health care and home care. Revenue in 2005 was $5.3 billion. Visit http://www.kellyservices.com .

ANALYST CONTACT:	MEDIA CONTACT:

James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com

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